UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
February 2, 2009

Date of report (Date of earliest event reported)
ADVANCED BIOENERGY, LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52421	20-2281511

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10201 Wayzata Boulevard, Suite 250 Minneapolis, Minnesota	55305

(Address of principal executive offices)	(Zip Code)
Telephone Number: (763) 226-2701

(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     As previously reported, on October 9, 2007, Heartland Grain Fuels, L.P., a wholly-owned subsidiary of Advanced BioEnergy, LLC, entered into that certain Senior Credit Agreement (the “Senior Credit Agreement”) dated as of October 1, 2007 among HGF, the lenders from time to time party thereto, WestLB AG, New York Branch as Administrative Agent for the Lenders, WestLB AG, New York Branch as Collateral Agent for the senior secured parties, WestLB AG, New York Branch as issuing bank, and WestLB AG, New York Branch as lead arranger, sole bookrunner and syndication agent. Heartland Grain Fuels received initial funding under the Senior Credit Agreement on October 11, 2007 and currently has outstanding principal amounts of $87,979,000 on the Term Loan and $7,100,000 on the Working Capital Loan. Heartland Grain Fuels also has $4,212,550 in Primary Swap Obligations.
     On October 22, 2008, Heartland Grain Fuels failed to pay approximately $1.4 million of interest on the Term Loan, and on November 24, 2008, Heartland Grain Fuels failed to pay approximately $47,193 of interest on the Working Capital Loan (collectively, the “Default”). As a result of the October 22, 2008 missed interest payment, on October 28, 2008, WestLB delivered a notice of an event of default under the Senior Credit Agreement indicating that it would be exercising its right to terminate outstanding commitments under the senior credit agreement and would charge Heartland Grain Fuels the default rate with respect to any interest payments that are due and owing on any outstanding loans. Accordingly, the interest rates on Heartland Grain Fuels’ term and working capital loans under the Senior Credit Agreement are presently the Default Rates (Base Rate Loan rate plus an additional 2%).
     By separate notice to Amarillo National Bank (“Amarillo”) dated October 28, 2008, WestLB suspended (1) the right of Amarillo, as accounts bank, under that certain Accounts Agreement dated as of October 1, 2007 among Heartland Grain Fuels, L.P., Amarillo National Bank, as the Accounts Bank and Securities Intermediary, WestLB AG, New York Branch, as Administrative Agent and Collateral Agent, and Wells Fargo Bank, National Association, as Trustee of the Brown County, South Dakota Subordinate Solid Waste Facilities Revenue Bonds (Heartland Grain Fuels, L.P. Ethanol Plant Project) Series 2007A, as the Second Lien Agent for the Second Lien Claimholders and (2) the right of Heartland Grain Fuels, as Borrower, to withdraw or distribute any funds from the project accounts under the Accounts Agreement during the occurrence and continuance of an event of default, without the express written consent of WestLB, as Collateral Agent. WestLB reserved all other rights and remedies it and the other lenders may have under the Senior Credit Agreement or any related agreements.
Forbearance Agreement
     Effective February 2, 2009, Heartland Grain Fuels, along with Dakota Fuels, Inc. and ABE Heartland, LLC, as Pledgors, entered into a forbearance agreement (the “Forbearance Agreement”) with WestLB, for itself and as Agent, and the Lenders party thereto. Pursuant to the Forbearance Agreement, WestLB and the lenders thereunder agreed to forbear from exercising their rights and remedies under the Senior Credit Agreement, Security Documents and the other Financing Documents with respect to the Defaults until (and including) March 31, 2009 (the “Forbearance Period”). During the Forbearance Period, interest will continue to accrue at the default interest rate. The Forbearance Agreement also includes production and financial benchmarks that Heartland Grain Fuels must continue to meet as a condition of the forbearance.
     The description of the Forbearance Agreement does not purport to be complete and is qualified in its entirety by reference to the Forbearance Agreement, which is filed as Exhibit 10.1 to this report and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
      (d) Exhibits

10.1	Forbearance Agreement made and entered into on February 2, 2009 by and among Heartland Grain Fuels as Borrower, Dakota Fuels, Inc. and ABE Heartland, LLC as Pledgors, each of the Lenders party thereto, and WestLB for itself and as Administrative Agent for the Lenders

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2009	ADVANCED BIOENERGY, LLC
	By:	/s/ Richard Peterson
Richard Peterson
Interim Chief Executive Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Manner of Filing

10.1	Forbearance Agreement made and entered into on February 2, 2009 by and among Heartland Grain Fuels as Borrower, Dakota Fuels, Inc. and ABE Heartland, LLC as Pledgors, each of the Lenders party thereto, and WestLB for itself and as Administrative Agent for the Lenders	Filed Electronically